Exhibit 99.1

MGM MIRAGE COMPLETES SALE OF GOLDEN NUGGET PROPERTIES

LAS VEGAS, January 26, 2004 — MGM MIRAGE (NYSE: MGG) announced today that it has completed the previously announced sale of the Golden Nugget Las Vegas and Golden Nugget Laughlin to Las Vegas-based private investment firm Poster Financial Group, Inc. for approximately $215 million. The company expects to report a modest gain in the first quarter.

“We have enjoyed our relationship with the Golden Nugget properties and are very proud of their employees. We wish the new owners great success in the future,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE. “From an MGM MIRAGE perspective, the proceeds raised from this transaction will enable us to deploy capital in several high return growth opportunities we see developing both domestically and internationally.”

Golden Nugget Las Vegas opened as a gambling hall in 1946. It is the largest resort in downtown Las Vegas with 1,907 guest rooms; 38,000 square feet of gaming space including 1,260 slots and 58 gaming tables, and 29,000 square feet of meeting and banquet space. Golden Nugget Las Vegas has received the AAA Four Diamond Award perennially since 1977.

In 1988, Golden Nugget, Inc. purchased a casino-hotel in Laughlin, which had opened in 1968, and renamed it Golden Nugget Laughlin. The property features a tropical theme, including a rainforest jungle, with restaurants, retail shops, a 300-room hotel, nightclub and casino. It is located on the banks of the Colorado River.

Poster Financial Group, Inc. is owned by Timothy Poster and Thomas Breitling, as well as several other investors. Timothy Poster and Thomas Breitling are the entrepreneurs who founded the revolutionary travel website Travelscape.com and later sold it to Expedia.

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MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 12 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas — The City of Entertainment, The Mirage, Treasure Island, New York — New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is also a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE owns and operates MGM Grand Australia in Darwin, Australia, and holds a 25 percent interest in casino developer Metro Casinos Limited of Great Britain. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com .

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.